Exhibit 99.1

Joint Filing Agreement

The undersigned, being duly authorized thereunto, hereby execute this Joint Filing Agreement as an exhibit to this Amendment No. 1 to Schedule 13D to evidence the agreement of the below-named parties, in accordance with the rules promulgated pursuant to the Securities Exchange Act of 1934, as amended to file this Amendment No. 1 to Schedule 13D, and any subsequent amendment to it, jointly on behalf of each such party.

Date: December 6, 2021
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

/s/ Stuart Rich, M.D.
Stuart Rich, M.D.

Andrea Rich 2021 Irrevocable Trust

By: /s/ Stuart Rich, M.D.
Name: Stuart Rich
Title: Co-Trustee

By /s/ Jonathan D. Rich, M.D.
Name: Jonathan D. Rich, M.D.
Title: Co-Trustee